Exhibit 99.1

Gastar Announces Record Results for the First Quarter of 2008 and Provides Operational Update

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) today reported financial and operational results for the three months ended March 31, 2008.

During the first quarter of 2008, the Company achieved record production, revenues and net cash flows and recorded a quarterly net profit from operations. Highlights include:

  Production averaged 26.5 million cubic feet of natural gas equivalent per day (MMcfe/d), a 29% increase over the fourth quarter 2007 and an 88% increase over the first quarter 2007
  Natural gas and oil revenues, before unrealized natural gas hedge loss, were $16.8 million, a 124% increase over the first quarter 2007
  Net income was $1.1 million, or $2.5 million excluding the unrealized natural gas hedge loss
  Net cash flow from operations was $14.3 million

First Quarter Results

Net income for the first quarter of 2008 was $1.1 million, or $0.01 per basic and diluted share, compared to a net loss of $11.0 million, or $0.06 per basic and diluted share, for the first quarter of 2007. The first quarter of 2008 included a $1.4 million unrealized natural gas hedge loss. The first quarter of last year included a litigation settlement expense of $1.4 million and $3.6 million of allowance for doubtful accounts related to litigation that were included in general and administrative expenses. Without the effect of the unrealized hedging loss, net income for the first quarter 2008 would have been $2.5 million, or $0.01 per basic and diluted share, and without the effect of the litigation settlement expense and doubtful account allowance, the normalized net loss in the first quarter 2007 would have been $6.0 million, or $0.03 per basic and diluted share.

Net cash flow from operations was $14.3 million, a significant increase over $281,000 for the first quarter of 2007.

Natural gas and oil revenues increased 124% to approximately $16.8 million, compared to revenues of $7.5 million for the first quarter of 2007. Of the increase, 72% was due to an 88% increase in natural gas production, primarily in East Texas, and 28% of the increase was due to a 19% increase in realized natural gas prices.

Average daily production increased to 26.5 MMcfe/d, compared to 14.1 MMcfe/d for the first quarter of 2007. The average realized price for natural gas, excluding unrealized natural gas hedge loss, increased to $6.96 per Mcf, compared to $5.86 per Mcf in the first quarter of 2007.

During the three months ended March 31, 2008, approximately 44% of our natural gas production was hedged. The effect of hedging on natural gas sales was a realized decrease of $232,000 in revenues, resulting in a decrease in total price received from $7.05 per Mcf to $6.96 per Mcf. An unrealized loss related to hedge accounting of $1.4 million was also incurred, resulting in total revenues of $15.4 million.

Lease operating expense (LOE) was $1.5 million, down from $1.7 million for the first quarter of 2007. LOE per Mcfe decreased 52% to $0.64 per Mcfe during the first quarter of 2008, down from $1.33 per Mcfe for the comparable period in 2007. In East Texas, LOE declined to $0.44 per Mcfe during the 2008 period from $1.14 per Mcfe in the comparable 2007 period. The decrease was primarily due to higher production volumes, lower ad valorem taxes, lower workover expenses and the elimination of costs associated with the leasing of natural gas treatment plants in East Texas.

Weighted average shares of common stock outstanding on a basic and diluted basis increased 6% to 207.1 million shares for the first quarter, compared 195.0 million for the year-earlier period.

“We are obviously very pleased with the improvement in our operating results, cash flow and net income during the quarter,” said J. Russell Porter, Gastar's Chairman, President and CEO. “We have spent quite a few years building a company with quality assets and exciting growth opportunities.

“The improvement in production and operating costs per unit reflect the positive results of our drilling in East Texas. We are working to build on these positive results and expect that our production profile in East Texas will likely continue to be somewhat choppy but overall trending upward for the balance of the year.

“In Australia, we are making excellent progress towards identifying additional reserves through an expanded pilot production program and continue to look forward to first commercial sales by year-end,” Porter said.

Operations Review and Update

In East Texas, as of March 31, 2008, we had successfully completed 14 out of 15 deep Bossier wells and four out of four Knowles Limestone wells. Net production from the Hilltop area averaged 20.9 MMcf per day, up approximately 40% from 15.0 MMcf per day for the fourth quarter of 2007 and up approximately 121% from 9.5 MMcf per day for the three months ended March 31, 2007. Capital expenditures for the 2008 quarter in East Texas were approximately $12 million.

We are currently drilling the Lone Oak Ranch #6 well (LOR #6) to target middle Bossier sands. It is being drilled using a slim-hole casing design at an estimated cost of $8.0 million to drill and complete the well and should reach our targeted depth in early June. We are also side-tracking the LOR #4 well horizontal section in order to re-complete the well using a strata-pack system that will allow for multiple acid fracture stimulations of the Knowles Limestone pay zones. The LOR #4 was originally completed as an open-hole well with no acid fracture stimulation. We are also currently completing the Holmes #1 well, an immediate offset to the successful F-K #1 well, in one deep Bossier sand. Earlier we announced plans to complete the well in two Bossier sands and co-mingle the production, but further core analysis indicated that the deeper of the sands would very likely be marginal to un-economic to complete. The well went on production on May 10 and is currently producing approximately 4.0 MMcf per day.

For the balance of 2008, Gastar anticipates a two-rig drilling program in East Texas, with one rig dedicated to drilling Bossier wells and the second rig dedicated to drilling horizontal Knowles Limestone wells.

In the Powder River Basin, during the first quarter we participated in the drilling of four gross (2.0 net) coalbed methane wells, with our share of capital expenditures totaling approximately $400,000. Our average net production from our properties in the basin was approximately 5.6 MMcf per day, up from 4.5 MMcf per day for the first quarter 2007. We expect to continue to participate in the planned recompletion and drilling program in 2008.

In New South Wales, Australia, Gastar and our joint venture partner on the PEL 238 concession recently successfully completed the Dewhurst #2, the first test corehole in a 20-well exploration and appraisal corehole drilling program. The results of the Dewhurst #2 confirmed the presence of a thick Bohena coal seam developed to the south and east of the Bibblewindi pilot production area. The Dewhurst #2 encountered approximately 39 meters of coal within the Black Jack and Maules Creek coal formations including approximately 18.2 meters in the targeted Bohena seam, of which 14.7 meters was found in a single coal zone. Further testing has confirmed a high methane content within the targeted Bohena coal seam. We have commenced drilling the second test corehole of the 2008 gas reserves upgrade program, the Dewhurst #3, which is located approximately 2.2 miles east of the Dewhurst #2.

Additionally, progress is being made to finalize all permits necessary to build the 32 kilometer gathering system from our production pilot areas to the Wilga Park power station, with first commercial sales still expected by year-end 2008.

Gastar Exploration Conference Call

Gastar Exploration’s management team will hold a conference call on Tuesday, May 13, 2008 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial (303) 262-2141 at least 10 minutes early and ask for the Gastar Exploration conference call. A replay will be available approximately two hours after the call ends and will be accessible through May 20, 2008. To access the replay, dial (303) 590-3000 and enter the pass code 11113405#.

The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Web, please visit Gastar’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail at dmw@drg-e.com.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coalbed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 7 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin, PEL 238, 433 and 434, located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 17, 2008 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

- Financial and Operational Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months
	Ended March 31,
	2008	2007
	(in thousands, except shares and per share data)

REVENUES:
Natural gas and oil revenues	$16,846	$7,515
Unrealized natural gas hedge loss	(1,413)	-
Total revenues	15,433	7,515

EXPENSES:
Production taxes	269	294
Lease operating expenses	1,542	1,695
Transportation and treating	459	323
Depreciation, depletion and amortization	6,409	4,341
Accretion of asset retirement obligation	82	66
Mineral resource properties	-	13
General and administrative expenses	4,275	6,792
Litigation settlement expense	-	1,365
Total expenses	13,036	14,889

INCOME (LOSS) FROM OPERATIONS	2,397	(7,374)

OTHER (EXPENSES) INCOME:
Interest expense	(2,096)	(3,943)
Investment income and other	823	363
Foreign transaction loss	(37)	(1)

INCOME (LOSS) BEFORE INCOME TAXES	1,087	(10,955)
Provision for income taxes	-	-

NET INCOME (LOSS)	$1,087	$(10,955)

NET INCOME (LOSS) PER SHARE:
Basic and diluted	$0.01	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	207,098,570	195,015,561

GASTAR EXPLORATION LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
	(in thousands)
Current assets:
Cash and cash equivalents	$78,968	$85,854
Other current assets	11,497	6,967
Total current assets	90,465	92,821
Property, plant and equipment, net	167,358	157,120
Other assets	10,462	11,809
Total assets	$268,285	$261,750

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	37,392	29,405
Long-term debt	132,715	132,685
Other long-term liabilities	5,018	4,391
Shareholders' equity	93,160	95,269
Total liabilities and shareholders' equity	$268,285	$261,750
PRODUCTION AND PRICES

	For the Three Months Ended March 31,
	2008	2007
Production:
Natural gas (MMcf)	2,406	1,253
Oil (MBbl)	1	3
Total (MMcfe)	2,413	1,272

Total (MMcfed)	26.5	14.1

Average sales prices:
Natural gas (per Mcf), including impact of realized hedging activities	$6.96	$5.86
Oil (per Bbl)	$96.84	$55.05

COMMODITY HEDGING AS OF MAY 12, 2008

				Notional	Total of				Production
		Derivative	Hedge	Daily	Notional	Floor	Ceiling		Area
Date	Period	Instrument	Strategy	Volume	Volume	Price	Price	Index	Hedged
				(MMBtu)	(MMBtu)	(MMBtu)	(MMBtu)
09/21/07	Cal 08	CC (1)	Cash flow	2,000	732,000	$5.50	$7.50	CIG (2)	WY
12/12/07	Cal 08	CC	Cash flow	5,000	1,830,000	$6.75	$8.00	HSC (3)	TX
01/03/08	02-12/08	CC	Cash flow	5,000	1,675,000	$7.00	$8.88	HSC	TX
01/18/08	02-12/08	CC	Cash flow	800	268,000	$6.00	$7.90	CIG	WY
02/19/08	Cal 09	CC	Cash flow	5,000	1,825,000	$8.00	$9.30	HSC	TX
04/24/08	Cal 09	CC	Cash flow	5,000	1,825,000	$9.00	$11.85	HSC	TX

(1) Costless collars.
(2) Inside FERC Colorado Interstate Gas, Rocky Mountains.
(3) East-Houston-Katy - Houston Ship Channel.

CONTACT:
Gastar Exploration Ltd.
Vice President and CFO
Michael Gerlich, 713-739-1800
mgerlich@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott or Anne Pearson, 713-529-6600
lelliott@drg-e.com or apearson@drg-e.com